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                                 EXHIBIT 99.5

       FORM OF XIONICS DOCUMENT TECHNOLOGIES, INC. STOCK OPTION AGREEMENT

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                       XIONICS DOCUMENT TECHNOLOGIES, INC.

                             STOCK OPTION AGREEMENT

                                  (TIME VESTED)


     AGREEMENT dated this Enter Day in Numeric (Example: First) day of Enter Month 199Enter Last Number of Year (9 = 1999) between Xionics Document Technologies, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and the individual identified below, residing at the address there set out (the "Optionee")

     1. GRANT OF OPTION. Pursuant to the Company's 199Enter Last Number of Option Plan Year (3,5 or 6) Stock Option Plan as attached hereto as EXHIBIT A (the "Plan"), the Company grants to the Optionee an option (the "Option) to purchase from the Company all or any part of a total of Enter Number of Options (1,000) shares (the "Optioned Shares") of the Company's Common Stock, par value $.01 per share (the "Stock"), at a price of Enter Price in words (Six) Dollars and Enter Cents in Words (Seventy Five and Three Quarter) Cents ($Enter Price (6.7575)) per share. This Option is granted as of the date hereof.

     2. CHARACTER OF OPTION. This Option is intended to be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, amended.

     3. DURATION OF OPTION. This Option shall expire on the tenth anniversary of the date of this Agreement.

     4. EXERCISE OF OPTION. Optioned Shares shall become available for purchase under this Option in sixteen (16) equal installments of Enter Number of Options Per Quarter Vesting (# of Options divided by 16) Optioned Shares each, one such installment available from and after the first day of each of the sixteen (16) consecutive calendar quarters beginning subsequent to the date of this Agreement.

Until its expiration, exercise of this Option at any time may be for any number of Optioned Shares then available for purchase under this Option and shall be effected in the manner specified in Section 11 of the Plan.

     5. TRANSFER OF OPTION. This Option may not be transferred except by will or the laws of descent and distribution, and during the lifetime of the Optionee, may be exercised only by the Optionee.

     6. INCORPORATION OF PLAN TERMS. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company's obligation to deliver Optioned Shares upon exercise set forth in Section

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12 (RESTRICTIONS ON ISSUES OF SHARES), Section 13 (PURCHASE FOR INVESTMENT;
SUBSEQUENT REGISTRATION), and Section 14 (WITHHOLDING NOTICE OF DISPOSITION OF STOCK PRIOR TO EXPIRATION OF SPECIFIED HOLDING PERIOD)

     7. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

     IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

XIONICS DOCUMENT TECHNOLOGIES, INC.       OPTIONEE

By:
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    Peter J. Simone                       Enter Full Name
    President and CEO


   Option Number: 00000Enter Last Three Digits of Option Number from Share Data.



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